EXHIBIT 99.1

MyDx Launches New CannaDx Smartphone App; Feature-Rich App Provides Unrivalled Functionality on iOS and Android

LA JOLLA, Calif., June 01, 2016 (GLOBE NEWSWIRE) -- MyDx, Inc. (OTCQB:MYDX), producer of its patented MyDx™ (My Diagnostic) product line, the first battery operated, handheld, chemical analyzer for consumers, today announced the launch of its new, feature-rich CannaDxTM smart phone App for both iOS and Android platforms.  A display of the various new features and benefits, including video and detailed screen shots, is available here.

Along with the wireless, multi-use MyDxTM chemical analyzer and its CannaDx sensor, this smart phone app is an integral component of the MyDx CannaDx system. Version 1.0 delivered a cannabis test’s Total Canna Profile™ (“TCP”) that goes beyond THC to encompass 20 or more key cannabinoids and terpenes. These compounds can be measured and their combination analyzed to correlate to a user’s feeling and ailment relief.

The latest CannaDx App is a major, next generation upgrade.  Owners of the MyDx CannaDx system are able to more precisely build their own database and intelligent algorithms incorporating their own individual response to differing chemical profiles.   This includes cataloging their personal subjective effects as well as to access the anonymous data of many thousands of chemical profiles entered by other CannaDx users.

Daniel Yazbeck, Chairman and CEO of MyDx, said, “MyDx is all about empowering the consumer and prosumer alike. This major upgrade to the CannaDx Smartphone App will simplify the ability for users to enter or download just the desired amount of information and data, more quickly than ever. Further, it also provides users with the tools for uploading or downloading more robust data, or generating a more sophisticated analysis of personal or aggregated MyDx community data quickly and conveniently in a user-friendly interface.

“With the successful launch of our latest CannaDx product and App, MyDx will now focus its R&D efforts primarily on the new MyDx chemical analyzer sensors in its development pipeline that will detect pesticides in food, chemicals in water, and toxins in the air, and we are very much excited about making announcements related to those verticals sooner than people might expect,” Mr. Yazbeck concluded.

CannaDx App: Unrivalled Functionality

The CannaDx App offers unrivalled functionality, customization and sophisticated data analytics including proprietary algorithms with which to better personalize and evaluate the data. It is integrated within a user interface that makes using this program intuitive and simple for the novice user, while incorporating advanced features for prosumers or the more scientifically inclined. These features and benefits include:

  Expanded Chemical Database. The MyDx CannaDx system can now report the THCa and CBDa content of dry cannabis flower. Want to see the THCa, CBDa, or updated terpene content of the sample tested months ago?  Simply load any previously tested sample saved in myData, and click on the Update Results button.

  An Expanded “Nearest Chemical” Profile Database.  MyDx has added more strains to its CannaDx community database for more universal and sophisticated profiling and analysis.

  Faster Test Result Time and AutoSave.  MyDx has sped up the CannaDx test result by about 40 seconds less per test.

  Educate: Before, During and After Testing.  While waiting for your results, learn about the endocannabinoid system and the “Entourage Effect.”  This feature enables customers to better understand the chemical nature of cannabis, the technology underlying CannaDx and the practical application of its test results and algorithms.  Learn what specific cannabinoid and terpene combinations MyDx data suggests can help achieve a specific cannabis experience or relieve a specific ailment.

  All this information and more is now readily accessible and displayed in user-friendly, smart phone optimized format during the test.

  MyDx myAlgorithmTM This “Smart Feelings” prediction feature enables the user to include partial, selected data when rating samples for greater flexibility.  The user can choose to profile and upload only desired datapoints into the customizable “myAlgorithm” to enhance the intelligence of the personalized feeling prediction engine. This improves the accuracy of future feelings predictions.

  Expanded Sharing Features (Instagram, text, copy). In addition to existing email, Facebook, and print features users can now post their results to Instagram, send it to their friends via text message, or copy and paste it into documents on your smartphone.

  Analyze MyDx Calibrant: Trust & VerifyTM Sensor Functionality. To increase the power of Trust & Verify for its MyDx users, the Company will soon be making available MyDx calibrant samples that can be used to test and verify its system is functioning perfectly. MyDx customers are reminded if they feel their MyDx is not performing optimally to call the Company’s tech support toll free number so technicians can evaluate that sensor performance remotely.

About MyDx, Inc.
MyDx, Inc. (OTCQB: MYDX) is a chemical detection and sensor technology company based in San Diego, California whose mission is to help people Trust & Verify™ what they put into their minds and bodies. The Company has developed MyDx, a patented, affordable portable analyzer that provides real-time chemical analysis and fits in the palm of consumers’ hands. The multi-use MyDx leverages over a decade of established electronic nose technology to measure chemicals of interest. It owns a substantial and growing intellectual property portfolio of patents covering its technology. With its Canna sensor commercialized, it has four other sensors being developed in its lab that are compatible with the MyDx Analyzer and App. For more information, please visit www.cdxlife.com.

Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at www.sec.gov.

Investor Contact:
Phillip Sugarman, Vice President, Investor Relations
Phone: 818-280-6800
psugarman@irpartnersinc.com